EXHIBIT 99.1

FOR IMMEDIATE RELEASE - April 4, 2006
-------------------------------------
Tracy, California

Dean Andal Appointed to Service 1st Bancorp Board of Directors

April 4, 2006

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent company for Service 1st Bank, is pleased to announce the appointment of Dean F. Andal to its board. Mr. Andal has served as director of Service 1st Bank for the past two years and has now been appointed to the holding company board.

Mr. Andal is a principal in Gerry N. Kamilos, LLC, a real estate investment concern, since 2005. Prior to that he served as Director of State and Local Tax, KPMG, LLP (2003 - 2004). He served as an elected member of California Board of Equalization (1994 -2002) and was a California Assemblyman (1990 - 1994).

"Mr. Andal has been a delight to work with in our wholly owned subsidiary, Service 1st Bank, and deserved to be promoted to the holding company board," said Chairman John O. Brooks. "He has been studious, attentive, contributing and he brings a wealth of enthusiasm and knowledge to our board".

Mr. Andal resides in Stockton with his wife and son. He is a graduate of University of San Diego and currently serves on the Lincoln Unified School District board.

Any inquiries may be directed to: John O Brooks at jbrooks@service1stbank.com or by telephone to (209) 820-7953 or to Bryan Hyzdu at bhyzdu@service1stbank.com or by telephone to (209) 993-2202.


                           Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.

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